Exhibit 10.4
September 14, 2021
Mitchell H. Gold, M.D.
Executive Chairman and Chief Executive Officer
Alpine Immune Sciences, Inc.
188 E. Blaine Street, Suite 200
Seattle, WA 98102
Re: 3(a)(9) Exchange Agreement
Dear Dr. Gold:
This letter agreement (the “Agreement”) confirms the agreement of Alpine Immune Sciences, Inc., a Delaware corporation (the “Company”), and the holder of the Common Stock listed on Schedule I attached hereto (the “Holder”; the Company and the Holder, together, the “Parties”), pursuant to which the Holder has agreed to exchange an aggregate of 1,200,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) of the Company beneficially owned by the Holder (the “Shares”) for one or more pre-funded warrants in the form attached hereto as Exhibit A (each a “Pre-funded Warrant”) to purchase an aggregate number shares of Common Stock equal to the number of Shares (the “Warrant Shares”) of the Company so exchanged, pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), on terms specified below.
1)Immediately after the closing of the private placement offering (the “Private Transaction”) currently contemplated by the Company (the “Closing Date”), the Holder shall exchange the Shares for the Pre-funded Warrants exercisable for the Warrant Shares (the “Exchange”) in the respective amounts listed on Schedule I. On the Closing Date: (a) the Holder shall cause the applicable Depository Trust Company (“DTC”) participant (each a “DTC Participant” ) to (A) transfer via the DTC’s “deposit/withdrawal at custodian” system (“DWAC”) the Shares to the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. (including any successor, the “Transfer Agent”) and (B) take such further action as may be necessary or appropriate to notify the Transfer Agent that the Shares have been surrendered to the Transfer Agent by the applicable DTC Participant via DWAC; (b) upon confirmation that the Shares have been surrendered to the Transfer Agent, the Company shall instruct the Transfer Agent to cancel the Shares; and (c) the Company shall issue and deliver to the Holder the Pre-funded Warrants exercisable for the Warrant Shares, in the amounts and registered in the names set forth on Schedule I. Notwithstanding the foregoing, in lieu of clause (a) above, the Holder may satisfy its obligation to surrender the Shares by causing the Shares to be transferred via DTC to an account specified in writing by the Company or may surrender by any other method agreed to by the Company.
2)The Company represents and warrants to the Holder as follows:

a.The Company is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.
b.Neither the Company nor any of its affiliates nor any person acting on behalf of or for the benefit of any of the foregoing, has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration (within the meaning of Section 3(a)(9) of the Securities Act and the rules and regulations of the Commission promulgated thereunder) for soliciting the Exchange. Assuming the representations and warranties of the Holder contained herein are true and complete, the Exchange will qualify for the registration exemption contained in Section 3(a)(9) of the Securities Act.
c.It has the requisite corporate power and authority and power to enter into this Agreement and to consummate the Exchange; such transactions shall not contravene any contractual, regulatory, statutory or other obligation or restriction applicable to the Company; and this Agreement will be enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.
d.It has reserved a sufficient number of shares of Common Stock as may be necessary to fully permit the exercise of the Pre-funded Warrants and the issuance of the Warrant Shares, without regard to any beneficial ownership limits set forth in the Pre-funded Warrant.
e.The Warrant Shares, when issued and delivered in accordance with the terms of the Pre-funded Warrants for the consideration required therein, will be duly and validly issued, fully paid and nonassessable.
3)The Holder represents and warrants to the Company as follows:
a.It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.
b.It has the requisite power and authority to enter into this Agreement and consummate the Exchange; such transactions shall not contravene any contractual, regulatory, statutory or other obligation or restriction applicable to the Holder; and this Agreement will be enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.
c.It is the record and beneficial owner of, and has valid and marketable title to, the Shares being exchanged by it pursuant to this Agreement, free and clear of any lien, pledge, restriction or other encumbrance (other than restrictions arising pursuant to applicable securities laws), and has the absolute and unrestricted right, power and capacity to surrender and exchange the Shares being exchanged by it pursuant to this Agreement, free and clear of any lien, pledge, restriction or other encumbrance. It is not a party to or bound by, and the Shares being exchanged by it pursuant to this Agreement are not subject to, any agreement, understanding or other arrangement (i) granting any option, warrant or right of first refusal with respect to such Shares to any person, (ii) restricting its right to surrender and exchange such Shares as contemplated by this Agreement, or (iii) restricting any other of its rights with respect to such Shares.
d.It (i) is organized in the jurisdiction set forth next to its name in Schedule I attached hereto; and (ii) is acquiring the Pre-funded Warrants as principal.
e.Neither it nor any of its affiliates nor any person acting on behalf of or for the benefit of any of the foregoing, has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration (within the meaning of Section 3(a)(9) and the rules and regulations of the Commission promulgated thereunder) for soliciting the Exchange.
f.It acknowledges and agrees that the Pre-funded Warrants have not been and are not being registered under the Securities Act or any state securities laws and that the Company has no obligation to register or qualify by prospectus the Pre-funded Warrants or the Warrant Shares issuable upon exercise thereof. It acknowledges that the Pre-funded Warrants shall bear a restrictive legend referring to the Securities Act.
4)The obligations of the Company and the Holder hereunder to complete the Exchange on the Closing Date is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions may be waived by either party at any time in its sole discretion by providing the other party with prior written notice thereof:
a.The representations and warranties of the parties shall be true and correct in all respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and the parties shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by each party at or prior to the Closing Date.
b.To the extent applicable, the Company shall have obtained the conditional approval of The Nasdaq Stock Market LLC with respect to the consummation of the transactions contemplated by this Agreement.
5)This Agreement, and any action or proceeding arising out of or relating to this agreement, shall be exclusively governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
6)The obligation of the Company to consummate the Exchange is subject to and conditioned upon the closing of the Private Transaction. This Agreement shall automatically terminate if the Private Transaction does not close on or before October 1, 2021, or such later date as mutually agreed by the Company and the Holder.
7)In the event that any part of this agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this agreement shall remain in full force and effect. In such an event, the Holder and the Company shall endeavor in good faith negotiations to modify this agreement so as to affect the original intent of the parties as closely as possible.
8)The Holder shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
9)This Agreement represents the entire agreement and understanding among the parties regarding the terms and conditions of the Exchange and supersedes all prior agreements, arrangements and understandings with respect to the subject matter hereof. This Agreement may only be amended in a written instrument executed by the parties.
10)This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.
[SIGNATURE PAGE FOLLOWS]

Please sign to acknowledge agreement with the above terms and return to the undersigned.

Holder:

FRAZIER LIFE SCIENCES VIII, L.P.

By: FHM Life Sciences VIII, L.P. Its general partner

By: FHM Life Sciences VIII, L.L.C. Its general partner

By:	/s/ Jamie Topper
Name:	Jamie Topper
Title:	Member

[Signature Page to Exchange Agreement]

Acknowledged and agreed to:
Alpine Immune Sciences, Inc.

By:	/s/ Paul Rickey
Name: Paul Rickey
Title: Senior Vice President and Chief Financial Officer

Exhibit A
Form of Pre-Funded Warrant to Purchase Common Stock
(Circulated separately.)

Schedule I

Holder	Jurisdiction of Incorporation	Shares Subject to Pre-Funded Warrants Issued in Exchange
Frazier Life Sciences VIII, L.P.	Delaware	1,200,000.00